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EXHIBIT 99.1

[ontro Logo Here]
                                                          Ontro, Inc.
                                                          13250 Gregg Street
                                                          Poway, CA  92064-7121
                                                          Office: (858) 486-7200
                                                          Fax: (858) 486-7204
                                                          www.ontro.com
                                                          Nasdaq: ONTR

May 24, 2002


Dear Shareholder:

In response to requests for more information about your company, I am initiating a Quarterly CEO Update, intended to closely correspond with the release of quarterly results. I have decided to make this quarterly update available to all shareholders, as well as potential investors, by posting this information on Ontro's company web site, rather than utilizing the traditional method of mailing.

Hopefully, by now, you will have had an opportunity to read our 2001 Annual Report and our first quarterly report for 2002. I will not elaborate on the financial results for the first quarter of the year, but rather, focus my comments to you as they pertain to the company's progress outlined in several recent press releases. I am pleased to report that there has been much advancement over the last few months. This letter provides me with a forum to elaborate on some of these exciting developments.

In January of this year we reported that an International Consumer Products Company launched a company store Sales Test Program utilizing Ontro Self-Heating Containers. This company has been very specific about the kind of results necessary to consider the test program successful and move to the next level. Over the past several months they have supplied us with test results and I am pleased to report that sales of these products utilizing our container are doing very well. In fact, they've exceeded expectations! With this positive information in hand our client is now reviewing and determining the appropriate steps and procedures for a targeted retail market test in the United States. Pursuant to an agreement with our client, we are unable to disclose further details regarding the program at this time. However, as circumstances allow, we expect to inform our shareholders about additional progress.

We continue to move forward with other large Food & Beverage companies. Again, as we are able, we plan to report the progress of testing being conducted on Coffee, Tea, Hot Chocolate, and Soup products using Ontro's Self-Heating Technology and the eventual readiness for retail markets.

Ontro continues to develop new styles and types of containers for other clients. For example, we are continuing work on tray-style units--both single and multiple cavity designs--as well as flexible pouch-style units for heating high viscosity food products such as thick or chunky-style soups, pasta items, and meat and cheese entrees. Our vision is that one day you'll simply push the button on a TV dinner-style tray and enjoy a hot meal in 10 minutes.

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Ontro, Inc. Quarterly CEO Update
May 24, 2002
Page 2 of 3


In late February we met with the U.S. Army Soldier, Biological and Chemical Command (SBCCOM). The purpose of the meeting was to discuss the test results of the Self-Heating Group Ration prototypes developed by Ontro. Pleased with their results SBCCOM indicated a desire for Ontro to continue development work on group ration technology. In late April they requested a proposal from us for this purpose.

We look forward to continuing our progress with this Self-Heating Technology and, ultimately, providing U.S. military personnel with hot meals Anytime, Anywhere(R). In addition the progress being made on this U.S. Army project strengthens our belief in the potential commercial applications for our technology.

Ontro has recently attracted the attention of the commercial Food Service Industry. Currently, we are developing a Self-Heating Chafing Dish for catering uses which will be portable and disposable.

Current designs target a dish capable of heating approximately five pounds of food straight from the refrigerator at 40 degrees Fahrenheit to where it will reach a temperature of 150 degrees Fahrenheit in approximately 30 minutes. We also expect that we will be able to maintain the heated temperature for up to two hours. We believe this technology can be safer than the current technology of using canned heat cooking fuel. While there is still development work to be done before these Self-Heating Chafing Dishes will be ready for production, we are in discussions with one major food service industry equipment supplier who is interested in licensing the technology. We anticipate Ontro chafing dishes could be sold to the Catering Services segment of the Food Service industry: hotels, catering companies, colleges & universities, special event companies, restaurant equipment suppliers and distributors, and retail restaurant suppliers. In addition, the consumer market, e.g., Smart & Final, Costco, Sam's Club, etc, also has potential as the chafing dishes can be used for home parties, picnics, church potlucks, beach barbecues, tailgate and office parties.

We believe that our growing technology portfolio consists of meaningful proprietary information beneficial to the development of potential strategic relationships between Ontro and other companies. Ontro will continue to seek additional patents for our technology, and at the same time strengthen the current claims on our existing patents. We anticipate filing new patent applications in an ongoing effort to enhance the scope and breadth of our growing intellectual property.

The excitement with Ontro's Self-Heating Technology remains high, especially among those who have had the opportunity to experience our unique technology firsthand. The company does make available a free sample demonstration unit of our Self-Heating Container, to shareholders and potential investors, upon request. If you would like to obtain one of these containers, I ask that you simply complete a registration form found on our web site: www.ontro.com. I would welcome your opinion and comments after experiencing Ontro's unique Self-Heating Technology for yourself.

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Ontro, Inc. Quarterly CEO Update
May 24, 2002
Page 3 of 3

In summary, it has been an eventful period, although in many instances the nature of the events did not have enough immediacy or financial materiality to warrant a press release. The advancements we have made over the last year are now taking root and we believe we are on our way to the realization of introducing the first Ontro products into the retail market sometime soon.


Sincerely,
/S/ James A. Scudder
--------------------
President and Chief Executive Officer


EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS LETTER INVOLVE FORWARD-LOOKING STATEMENTS AND INVOLVE PROJECTIONS OF FUTURE EVENTS AND OCCURRENCES THAT ARE SUBJECT TO MANY RISKS AND UNCERTAINTIES. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, ONTRO'S ABILITY TO DEVELOP THIS TECHNOLOGY, AND ONTRO ULTIMATELY RECEIVING REVENUES AND PROFIT FROM SUCH ACTIVITIES AND OVERALL OPERATIONS, AND THE COMPANY'S ABILITY TO RAISE THE ADDITIONAL FUNDS THAT WILL BE NECESSARY TO CONTINUE OPERATIONS IN THE INTERIM. SUCH RISKS ALSO INCLUDE THOSE REFERENCED IN THE COMPANY'S MOST RECENT QUARTERLY REPORT ON FORM 10-QSB, AND ITS MOST RECENT ANNUAL REPORT ON FORM 10-KSB, AS WELL AS THOSE REFERENCED IN THE COMPANY'S OTHER PUBLIC REPORTS AND ANNOUNCEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED HEREIN. SUCH FORWARD-LOOKING STATEMENTS REPRESENT THE COMPANY'S JUDGMENT AS OF THE DATE OF THIS LETTER. THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE OR OTHER FORWARD-LOOKING STATEMENTS.